Exhibit 99.2

                                                                   News Release



Contacts:

Jerome I. Feldman                                           Scott N. Greenberg
Chairman & CEO                                              President & CFO
(914) 249-9750                                              (914) 249-9729

                 GP STRATEGIES REPORTS ON STATUS OF FRAUD CLAIM
                   AGAINST ELECTRONIC DATA SYSTEMS CORPORATION
                       AND MCI COMMUNICATIONS CORPORATION

NEW YORK - September 13, 2004 -- GP Strategies Corporation (NYSE:GPX), a global provider of training, e-Learning solutions, management consulting, engineering, and simulation services, today reported on the status of its litigation against MCI Communications Corporation and Electronic Data Systems Corporation alleging fraud in connection with GP Strategies' 1998 acquisition of Learning Technologies. GP Strategies seeks actual damages in the amount of $117.9 million plus interest, punitive damages in an amount to be determined at trial, and costs. Such damages would be subject to reduction by any amounts recovered in a related arbitration. On September 10, 2004, GP Strategies announced that its wholly owned subsidiary, General Physic Corporation, had received a $12 million interim award in such arbitration.

The fraud action, pending in the New York State Supreme Court, has been stayed against EDS until the related arbitration is concluded. GP Strategies will proceed with the fraud claim against EDS once the interim award becomes final. The fraud action against MCI had been stayed as a result of the bankruptcy of MCI. In February 2004, the bankruptcy court lifted the stay so that the state court could rule on the merits of MCI's summary judgment motion, which is currently before the court.

GP Strategies, whose principal operating subsidiaries are General Physics Corporation and GSE Systems Inc., is a NYSE listed company (GPX). General Physics and GSE Systems are global providers of training, e-Learning solutions, management consulting, engineering and simulation services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.


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The forward-looking statements contained herein reflect GP Strategies'
management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to the risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

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